Exhibit 10.2

XERIUM TECHNOLOGIES, INC.

2008 TIME-BASED RESTRICTED STOCK UNITS

AGREEMENT

Dated as of January 3, 2008

In recognition of the important contributions that                                          (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company”), pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Units Award described below.

1.	The Restricted Stock Unit Award. The Company hereby grants to the Employee Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law. The effectiveness of this Award is conditioned upon the approval of an amendment to the Plan by the stockholders of the Company at or before the Company’s 2008 annual meeting of stockholders to increase the number of shares of Common Stock in the aggregate that may be delivered under or in satisfaction of awards under the Plan from 2,500,000 to 5,000,000 (the “Plan Amendment”); if such approval is not obtained the Employee shall cease to have any rights hereunder.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Common Stock” means the common stock of the Company, $0.01 par value.

(d)

“Change of Control” means any of the following which takes place after the date hereof: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its subsidiaries or any Apax Party becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company;

(ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its Subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board; or (iv) any other Covered Transaction designated by the Committee to constitute a Change of Control. For the purpose of this definition, (i) the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act, (ii) “Apax Party” means Apax WW Nominees Ltd., Apax-Xerium APIA LP, Apax Europe IV GP and their respective affiliates and (iii) “Continuing Director” means each individual who was a director of the Company immediately prior to the event in question and each individual whose election as a director by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were directors immediately prior to such event or whose election or nomination was previously so approved.

(e)	“Change of Control Termination” means a termination of the Employee’s employment with the Company or a member of the Company Group that occurs within three (3) months prior to or two (2) years following a Change of Control as a result of (x) termination by a member of the Company Group without Cause or (y) a Good Reason Termination.

(f)	“Company Group” means the Company together with its Affiliates.

(g)	“Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE is open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(h)

“Good Reason Termination” shall mean a termination of employment by the Employee with “Good Reason”, as such term is defined in the written employment agreement between the Company and the Employee (as in effect on the date hereof and as such may be amended not later than December 31, 2008), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter; provided that if “Good Reason” is not defined in such an agreement then the references to “Good Reason Termination” in the definition of Change of Control Termination and in Section 6(a) shall be inapplicable.

(i)	“Grant Date” means January 3, 2008.

(j)	“NYSE” means the New York Stock Exchange.

(k)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested, provided that to the extent practicable such Payment Date shall be immediately preceding the Change of Control transaction with respect to Units that become Vested in connection with a Change of Control.

(l)	“Pro Rata Portion” shall mean the product of (x) a fraction, the numerator of which is, as of the time of measurement, the number of months (rounded down to the nearest whole number) occurring since the most recently occurring annual anniversary of the Grant Date (or the Grant Date if such an anniversary has not yet occurred) and the denominator of which is 12 and (y) (i) if the time of measurement is prior to the first annual anniversary of the Grant Date, 33.33% of the Units not previously Vested; (ii) if the time of measurement is between the first and second annual anniversary of the Grant Date, 50% of the Units not previously Vested or (iii) if the time of measurement is between the second and third annual anniversary of the Grant Date, 100% of the Units not previously Vested.

(m)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 8(a).

(n)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(o)	“Vesting Dates” means the dates set forth in Section 3(a) of this Agreement.

3.	Vesting.

(a)	The Award shall become Vested based on the following schedule:

Vesting Date	Percentage of Units [(including any Units then credited to the Employee pursuant to Section 7)] Vested on Vesting Date
First Annual Anniversary of Grant Date	33.33%

Second Annual Anniversary of Grant Date	50.0% of the Units not previously Vested

Third Annual Anniversary of Grant Date	100.0% of the Units not previously Vested

4.	Payment of Award. On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested. If the stockholders of the Company have not approved the Plan Amendment on or prior to the Payment Date, the Payment Date shall be delayed until such approval occurs, provided that there shall be no issuance of shares in respect of this Award if such approval is not obtained at or before the Company’s 2008 annual meeting of stockholders.

5.	Change of Control.

In the event of a Change of Control unless the Committee determines, in its sole discretion, to accelerate the vesting of the entire portion of the Award that is not then Vested, the Pro Rata Percentage shall become Vested upon the Change of Control and that portion of the Award that is not then Vested or and has not become Vested in accordance with this Section 5 or Section 6 shall be forfeited automatically and the Committee shall arrange for new rights, granted by the Company or another entity, to be substituted for the portion of the Award that is not Vested after giving effect to the Change of Control (such rights being referred to herein as a “Replacement Award”). Notwithstanding the foregoing, if the Company is the surviving entity following the Change of Control, the Committee may elect to continue the portion of this Award that is not then Vested and does not become Vested upon the Change of Control in lieu of providing a Replacement Award.

6.	Termination of Employment.

(a)	Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group prior to a Vesting Date as a result of resignation, dismissal or any other reason, then the portion of the Award that has not previously Vested shall be forfeited automatically; provided that (i) in the event of a termination by a member of the Company Group without Cause or a Good Reason Termination, a portion of the Award equal to the Pro Rata Portion as of the time of termination shall Vest immediately prior to such termination and (ii) in the event that the Employee’s employment termination is a Change of Control Termination, then the entire portion of the Award (or any Replacement Award) that is then not Vested shall become Vested on the date of termination.

(b)

Meaning of termination of employment. If the Company or a member of the Company Group provides Employee a written notice of termination of employment but the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, for the purposes of this Award, including without limitation Section 6(a) hereof, the Employee’s employment shall be deemed terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.

7.	Dividends. On each date on which dividends are paid by the Company, the Employee shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Employee under this Agreement (which shall not include any Vested Units following the Payment Date in respect of such Vested Units) had they been held in Common Stock on such date divided by the Fair Market Value of a share of Common Stock on such date.

8.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Payment Date, and then only with respect to the shares of Common Stock issued on such Payment Date.

(c)	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of an Award, no later than the Payment Date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the business day most immediately preceding the date of retention.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)

Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

(k)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

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IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:
Name:
Title:

Acknowledged and agreed:

EMPLOYEE

By:
Name: